Exhibit 99.1

CHARLOTTE RUSSE FILES SHELF

REGISTRATION STATEMENT

SAN DIEGO, California, December 23, 2003 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing specialty retailer of fashionable, value-priced apparel and accessories for young women, today announced that it has filed a shelf registration statement with the Securities and Exchange Commission with respect to the offering of up to 4,000,000 shares of common stock held by certain affiliates of Saunders Karp & Megrue (SKM). The Company will not receive any of the proceeds from the sale of shares offered by the selling stockholders.

SKM made its original investment in Charlotte Russe in 1996 and has sold portions of its holdings in both the initial public offering in October 1999 and the follow-on secondary offerings in March 2001 and May 2002. SKM currently holds approximately 46.1% of total shares outstanding after taking into account warrants that are exercisable into shares of common stock. Assuming the sale of all shares included in the potential offering, SKM’s ownership level will decline to approximately 29.0%. The registration statement provides that each selling stockholder may from time to time sell shares in negotiated transactions, directly with purchasers, block or other institutional trades or one or more underwritten public offerings.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Charlotte Russe Holding, Inc. is a rapidly growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. The Company, under its Charlotte Russe and Rampage concepts, operated a total of 329 stores in 38 states and Puerto Rico, as of December 23, 2003. In total, the Company expects to open 50 new Charlotte Russe and Rampage stores during fiscal 2004, which ends in September 2004.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 19, 2003, and any amendments thereto.

/CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-587-1500 ext:1250/